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                                                                Exhibit 5.1


                   [Simpson Thacher & Bartlett Letterhead]





                                             July 15, 1999



Blount International, Inc.
4520 Executive Park Drive
Montgomery, AL 36116


Ladies and Gentlemen:


         We have acted as counsel to Blount International, Inc., a Delaware corporation (the "Company"), in connection with the merger (the "Merger") of Red Dog Acquisition, Corp., a Delaware Corporation ("Red Dog Acquisition"), with and into the Company pursuant to the Agreement and Plan of Merger and Recapitalization dated April 18, 1999 between the Company and Red Dog Acquisition (the "Merger Agreement"). This opinion letter is furnished to you in connection with a Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 2,966,666 shares of common stock, par value $0.01 per share (the "Shares"), of the Company to be issued in connection with the Merger in accordance with the terms of the Merger Agreement.

         We have examined, and have relied as to matters of fact upon, an executed copy of the Merger Agreement, the Registration Statement, a form of the Share certificate, which has been filed with the Commission as an exhibit to the Registration Statement, and the form of the Amended and


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Blount International, Inc.                                  July 15, 1999


Restated Certificate of Incorporation of the Company to be filed with the Secretary of State of the State of Delaware as an exhibit to the Certificate of Merger (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware in respect of the Merger. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinion expressed herein. As to questions of fact material to this opinion, we have also relied upon certificates of public officials and of officers and representatives of the Company.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that (1) when the stockholders of the Company duly adopt the Merger Agreement, (2) when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and become effective under the Delaware General Corporation Law and (3) when the Shares are issued in accordance with the terms of the Merger Agreement, the Shares will have been duly authorized and will be validly issued, fully paid and nonassessable.

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Blount International, Inc.                                 July 15, 1999


     We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Proxy Statement-Prospectus included in the Registration Statement.


                                                               Very truly yours,


                                                  /s/ SIMPSON THACHER & BARTLETT
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                                                      SIMPSON THACHER & BARTLETT